Exhibit 99.2

Virtuix Debuts Trading on Nasdaq Under Ticker Symbol “VTIX” Following 138% Year-over-Year Revenue Growth

From Kickstarter Success and Shark Tank to Nasdaq Debut, Virtuix Pioneers Movement in AI-Generated Worlds and Is Ready to Scale

AUSTIN, TX - January 27, 2026 – Virtuix Inc. (NASDAQ: VTIX), a leading developer of full-body virtual reality systems, today announced that its Class A ordinary shares will start trading today on the Global Market tier of The Nasdaq Stock Market LLC under the ticker symbol “VTIX.”

Founded in 2013 and headquartered in Austin, TX, Virtuix pioneers technology that enables physical movement in AI-generated environments, whether fictional game worlds or photorealistic replicas of the real world, created by AI-driven 3D reconstruction techniques like Gaussian splatting. The company designs and manufactures “Omni,” the premier brand of omni-directional treadmills that enable users to walk, run, crouch, and jump in 360 degrees inside virtual environments.

Virtuix founder and CEO Jan Goetgeluk began developing the original Omni treadmill in 2011, motivated by a desire to walk naturally in virtual worlds rather than pushing buttons on a controller. He launched a Kickstarter for the product in June 2013 that raised over $1.1 million, making it one of the most successful campaigns of its time. Virtuix has since raised $50 million from high-profile investors including Mark Cuban, several venture funds including Maveron and Scout Ventures, and through equity crowdfunding.

With its diversified product portfolio spanning consumer, enterprise, and defense markets, Virtuix is positioned for rapid growth. The company recently launched Omni One, its next-generation gaming system for the home that enables players to burn calories while gaming. Revenue for the six months ended September 30, 2025, grew 138% year-over-year. To date, Virtuix has brought three generations of products to market, generating over $20 million in sales.

In conjunction with the Nasdaq listing, Virtuix secured an $11 million investment from Chicago Venture Partners and a $50 million equity line of credit dependent on certain conditions. Use of proceeds will include scaling sales and marketing of Omni One, with production capacity already in place to produce 3,000 units per month, representing $100 million in annual revenue potential.

“We’re only getting started,” said Jan Goetgeluk, Virtuix’s founder and CEO. “In a world where AI-powered 3D reconstruction techniques can rapidly generate photorealistic virtual environments, the missing piece is the ability to move through those worlds naturally. We pioneered the technology to make that possible.

“Going public provides us with access to capital to fund our growth and develop new products like Virtual Terrain Walk, our training system for the defense sector. Looking ahead, we believe our ‘dual-use’ strategy of supplementing high-volume consumer sales with high-margin defense contracts positions us for achieving continued growth and creating long-term value for our shareholders,” Goetgeluk concluded.

Scout Ventures, an early-stage venture capital firm that invests in frontier technologies, invested in Virtuix’s first seed round and three additional rounds. Brad Harrison, Scout Ventures’ founder and managing partner, commented on the debut: “Virtuix’s technology offers a unique solution to enable physical movement within virtual worlds. It is a key piece of VR that has been missing. I am proud to be an early investor in Virtuix and congratulate the entire team on joining the Nasdaq.”

Virtuix has released a new video showcasing how Gaussian splatting rapidly turns 360-degree camera footage into photorealistic 3D digital environments, revolutionizing applications like virtual tourism, industrial training, and mission planning for defense and law enforcement. Watch the video here.

Maxim Group LLC acted as exclusive financial advisor to the Company in connection with this direct listing. Winston & Strawn LLP acted as counsel to the Company.

Virtuix has launched a dedicated Investor Relations section on its website at https://investors.virtuix.com, featuring SEC filings, governance information, investor presentations, and an IR calendar. Institutional investors and analysts can schedule a 1x1 meeting with management by emailing VTIX@mzgroup.us or calling Chris Tyson at 949-491-8235.

The Company’s registration statement on Form S-1 was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 22. A copy of the final prospectus can be obtained via the SEC website at www.sec.gov.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Virtuix

Virtuix Inc. (NASDAQ: VTIX) is a leading manufacturer of full-body virtual reality systems for consumer, enterprise, and defense markets. The company’s premier portfolio of “Omni” omni-directional treadmills enables players to walk and run in 360 degrees inside video games and other virtual reality applications. With a commitment to innovation, Virtuix continues to push the boundaries of XR and AI, delivering immersive experiences to users worldwide. For more information, visit virtuix.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, the Company’s statements regarding the expected trading of its shares of common stock on the Nasdaq Global Market and the closing of the Offering. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the registration statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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Company Contact

Lauren Premo

Virtuix Inc.

press@virtuix.com

Investor Relations Contact

Chris Tyson

MZ Group

Direct: 949-491-8235

VTIX@mzgroup.us

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